Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports Third Quarter 2019 Financial Results

Net Income of $381 million, $0.97 EPS, $1.01 Adjusted EPS1

Third Quarter Results

PRE-TAX INCOME	RETURN ON EQUITY	COMMON SHAREHOLDER EQUITY
$500 million	10.6%	$37.68/share

CORE PRE-TAX INCOME[1] $519 million	CORE ROTCE[1] 12.3%	ADJUSTED TANGIBLE BOOK VALUE[1] $34.74/share

QUARTERLY HIGHLIGHTS

•  EPS of $0.97, up 10% YoY; Adjusted EPS[1] of $1.01, up 11% YoY – highest since IPO

•  Total Net Revenue of $1.60 billion, up 6% YoY; Adjusted Total Net Revenue[1] of $1.62 billion, up 7% YoY

•  Common Shareholder Equity per Share up 20% YoY; Adjusted Tangible Book Value per Share[1] up 21% YoY

•  ROE of 10.6%, down 81 basis points (“bps”) YoY; Core ROTCE[1] of 12.3%, down 148 bps YoY

•  Consumer auto originations of $9.3 billion, up 14% YoY, sourced from a third quarter record 3.2 million applications, up 11% YoY

•  Retail auto portfolio yield of 6.66%, up 46 bps YoY

•  Retail auto net charge-off rate of 1.38%, up 6 bps YoY

•  Insurance written premiums of $357 million, up 11% YoY – highest since IPO

•  Total deposits of $119.2 billion, up $17.9 billion YoY

•  Retail deposits of $101.3 billion, up $2.7 billion QoQ and up 20% YoY

•  Total retail deposit customers of 1.94 million, up 72 thousand QoQ and up 23% YoY – highest third quarter growth for Ally Bank

•  Corporate Finance held-for-investment loan portfolio of $5.0 billion, up 16% YoY

•  Self-directed net funded accounts at Ally Invest up 21% YoY – Introduced commission-free trading effective October 9th

•  Direct-to-consumer mortgage originations at Ally Home® of $0.8 billion, highest quarterly direct-to-consumer originations

•  Initiated 2019 Capital Plan, repurchasing $300 million of Ally common stock

•  Upgraded to BBB- from BB+ by Fitch Ratings, Ally’s first investment grade rating since 2005

Ally Chief Executive Officer Jeffrey Brown commented on the financial results:

“In the third quarter, strong financial results reflected the consistent execution of our strategic priorities. Our differentiated customer value proposition within our deposits and auto businesses helped drive 7% year-over-year growth in Adjusted Total Net Revenue [1] . Positive operating leverage from top line growth, coupled with share buybacks resulted in Adjusted EPS [1] increasing 11% to $1.01, the highest level since becoming a public company.”

“Only a few months after celebrating the 10-year anniversary of Ally Bank, we surpassed $100 billion of total retail deposits, an incredible achievement for our company. Our unwavering focus on our customers, combined with our innovative and disruptive brand, our unique culture, and constant quest to Be Better has helped us to attract and retain nearly two million Ally customers, including 365 thousand new customers over the last twelve months.”

“We continued to expand our dealer relationships, leading to increased application flow that allowed us to generate healthy volumes and solid risk-adjusted returns, ultimately resulting in auto pre-tax income increasing 12% year-over-year. Our comprehensive full credit spectrum product suite, deep relationships, and industry expertise optimally position us to find attractive opportunities within the auto finance space, regardless of product, geography, or OEM.”

“We remain pleased with the strong performance across all of our businesses and will continue to exceed the needs of our customers to generate results and grow shareholder value moving forward.”

[1]

The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Adjusted Total Net Revenue, Core Pre-Tax Income, Core Net Income Attributable to Common Shareholders, Core OID, Core Return on Tangible Common Equity (Core ROTCE), Adjusted Efficiency Ratio, Tangible Common Equity, Net Financing Revenue (excluding Core OID) and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this document.

Discussion of Third Quarter Results

Net income attributable to common shareholders was $381 million in the quarter, compared to net income attributable to common shareholders of $374 million in the third quarter of 2018, driven by higher net financing revenue and higher other revenue, partially offset by higher provision for loan losses and higher noninterest expense.

Net financing revenue improved to $1.2 billion, up $81 million from a year ago, driven by balance sheet growth and higher retail auto portfolio yield, partially offset by higher funding costs. Net financing revenue was $31 million higher quarter-over-quarter largely due to higher retail auto portfolio yield and balances, higher day count and higher lease gains.

Other revenue increased $15 million year-over-year, primarily due to higher insurance premiums and higher investment gains.

Net interest margin (“NIM”) of 2.70%, including Core OIDA of 2 bps, increased 3 bps year-over-year. Excluding Core

OID A, NIM was 2.72%, flat versus the prior-year period, and up 5 bps versus the prior quarter.

Provision for loan losses increased $30 million year-over-year to $263 million primarily due to asset growth and higher net charge-offs.

Noninterest expense increased $31 million year-over-year, driven primarily by costs associated with the continued growth of our consumer product suite, including marketing and digital and technological capabilities.

A	Represents a non-GAAP financial measure. Refer to definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Third Quarter Financial Results

				Increase/(Decrease) vs.
($ millions except per share data)	3Q 19	2Q 19	3Q 18	2Q 19	3Q 18

Net Financing Revenue (excluding Core OID)[1]	$1,195	$1,164	$1,129	$31	$67

Core OID	(7)	(7)	(22)	(0)	14

(a) Net Financing Revenue (as reported)	1,188	1,157	1,107	31	81

Other Revenue (excluding Change in Fair Value of Equity Securities)[2]	424	393	392	31	32

Change in Fair Value of Equity Securities[2]	(11)	2	6	(13)	(17)

(b) Other Revenue (as reported)	413	395	398	18	15

(c) Provision for Loan Losses	263	177	233	86	30

(d) Noninterest Expense	838	881	807	(43)	31

Pre-Tax Income from Continuing Operations (a+b-c-d)	$500	$494	$465	$6	$35

Income Tax Expense (Benefit)	119	(90)	91	209	28

(Loss) / Income from Discontinued Operations, Net of Tax	-	(2)	-	2	-

Net Income	$381	$582	$374	$(201)	$7

	3Q 19	2Q 19	3Q 18	2Q 19	3Q 18

GAAP EPS (diluted)	$0.97	$1.46	$0.88	$(0.48)	$0.09

Discontinued Operations, Net of Tax	-	0.01	-	(0.01)	-

Core OID, Net of Tax	0.02	0.01	0.04	0.00	(0.03)

Change in Fair Value of Equity Securities, Net of Tax	0.02	(0.00)	(0.01)	0.03	0.03

Significant Discrete Tax Items[4]	-	(0.50)	-	0.50	-

Adjusted EPS[3]	$1.01	$0.97	$0.91	$0.04	$0.10

Core ROTCE[3]	12.3%	12.4%	13.7%

Adjusted Efficiency Ratio[3]	45.3%	46.1%	46.0%

Effective Tax Rate[4]	23.9%	-18.2%	19.6%
(1)	Represents a non-GAAP financial measure. Adjusted for Core OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(2)

Represents a non-GAAP financial measure. Adjusted for change in the fair value of equity securities due to the implementation of ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(4)

Significant discrete tax items do not relate to the operating performance of the core businesses. 2Q 19 effective tax rate was primarily impacted by the release of valuation allowance on foreign tax credit carryforwards.

Pre-Tax Income by Segment

				Increase/(Decrease) vs.
($ millions)	3Q 19	2Q 19	3Q 18	2Q 19	3Q 18

Automotive Finance	$429	$459	$383	$(30)	$46

Insurance	56	-	55	56	1

Dealer Financial Services	$485	$459	$438	$26	$47

Corporate Finance	44	46	36	(2)	8

Mortgage Finance	11	14	8	(3)	3

Corporate and Other	(40)	(25)	(17)	(15)	(23)

Pre-Tax Income from Continuing Operations	$500	$494	$465	$6	$35

Core OID[1]	7	7	22	0	(14)

Change in Fair Value of Equity Securities[2]	11	(2)	(6)	13	17

Core Pre-Tax Income[3]	$519	$499	$481	$20	$38

(1)

Core OID for all periods shown is applied to the pre-tax income of the Corporate and Other segment. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

(2)

Change in fair value of equity securities impacts the Insurance and Corporate Finance segments. Reflects equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)

Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for Core OID and equity fair value adjustments related to ASU 2016-01. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Discussion of Segment Results

Auto Finance

Pre-tax income of $429 million was $46 million higher year-over-year, reflecting higher net financing revenue partially offset by higher provision for loan losses, higher noninterest expense and lower other revenue primarily associated with loan sale activity in the prior year period.

Net financing revenue of $1.08 billion was $122 million higher year-over-year due to higher retail auto yields and higher retail auto balances. Retail auto portfolio yield increased 46 bps year-over-year to 6.66% while commercial auto portfolio yield increased 19 bps year-over-year to 4.59%.

Provision for loan losses increased $36 million year-over-year largely driven by higher retail auto earning assets as well as higher retail auto net charge-offs.

Consumer auto originations increased to $9.3 billion from $8.1 billion in the prior year period, which included $4.6 billion of used retail volume, or 50% of total originations, $3.4 billion of new retail volume, and $1.3 billion of leases.

End of period auto earning assets increased $0.4 billion year-over-year from $114.5 billion to $114.9 billion. End of period consumer auto earning assets were up $2.9 billion year-over-year driven by growth in the retail auto portfolio. End of period commercial earning assets of $33.3 billion were $2.5 billion lower year-over-year while commercial average balance declined from $34.5 billion to $33.3 billion year-over-year.

Insurance

Pre-tax income increased $1 million year-over-year to $56 million while Core pre-tax income B increased $17 million year-over-year to $66 million due to higher earned premiums and lower weather losses.

Written premiums were up $34 million year-over-year at $357 million, the highest level since becoming a public company, driven by vehicle inventory insurance portfolio growth and rate increases as well as higher vehicle service contract volume.

Total investment income was flat year-over-year at $30 million, excluding a $10 million decrease in the fair value of equity securities during the quarterC.

AM Best upgraded the Financial Strength Rating for Ally Insurance Group to A- from B++; Ally’s first upgrade in 10 years.

BRepresents a non-GAAP financial measure. Excludes equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

CASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

Corporate Finance

Pre-tax income was $44 million in the quarter, compared to $36 million in the prior year period, as higher net financing revenue and lower provision for loan losses more than offset lower other revenue and higher noninterest expense.

Net financing revenue increased $10 million year-over-year to $60 million, driven by strong loan growth. The held-for-investment loan portfolio increased 16% year-over-year from $4.4 billion to $5.0 billion.

Provision for loan losses was down $5 million year-over-year primarily due to lower reserves on specific exposures relative to the prior year period.

Mortgage Finance

Pre-tax income was $11 million in the quarter, compared to $8 million in the prior year period, as higher other revenue more than offset lower net financing revenue.

Net financing revenue was down $5 million year-over-year to $39 million primarily due to faster prepayments and higher premium amortization. Other revenue increased $8 million year-over-year to $10 million primarily driven by gain on bulk asset sale in the current quarter. The held-for-investment portfolio increased $0.9 billion in the past year driven primarily by bulk mortgage purchases.

Noninterest expense increased $2 million year-over-year primarily due to asset growth.

Direct-to-consumer originations totaled $0.8 billion in the quarter, the highest direct-to-consumer originations since product launch in 2016.

Capital, Liquidity & Deposits

Capital

Ally paid a $0.17 per share quarterly common dividend and completed $300 million of share repurchases in the third quarter, including shares withheld to cover income taxes owed by participants related to share-based incentive plans. Ally’s Board of Directors approved a $0.17 per share common dividend for the fourth quarter of 2019.

Preliminary fully phased-in Basel III Common Equity Tier 1 (CET1) capital ratio D increased from 9.5% to 9.6% quarter-over-quarter, primarily due to strong earnings generation and deferred tax asset utilization.

Liquidity & Funding

Consolidated cash and cash equivalents totaled $3.6 billion at quarter-end, unchanged relative to the end of the second quarter.

U.S. auto term securitizations totaled $0.8 billion during the quarter.

At quarter-end, 92% of Ally’s total assets were funded at Ally Bank, up from 87% a year ago.

Deposits represented 74% of Ally’s funding portfolio at quarter-end, excluding Core OID balance, increasing from 65% a year ago.

Deposits

Retail deposits increased to $101.3 billion at quarter-end, up $16.7 billion year-over-year and up $2.7 billion for the quarter. Total deposits increased to $119.2 billion at quarter-end, up $17.9 billion year-over-year.

The average retail portfolio deposit rate was 2.14% for the quarter, up 36 bps year-over-year and down 8 bps quarter-over-quarter, the first quarter-over-quarter decline in retail portfolio deposit rate since the first quarter of 2017.

Ally’s retail deposit customer base grew 23% year-over-year, totaling 1.94 million customers at quarter-end, while adding 72 thousand customers during the quarter. Average customer balance ended the quarter at $52.2 thousand. Millennials continue to comprise the largest generation segment of new customers, accounting for 60% of new customers in the third quarter.

D Fully phased-in Basel III CET1 is a non-GAAP financial measure which Ally believes is important to the reader of the Consolidated Financial Statements, but which is supplemental to and not a substitute for GAAP measures. This measure is used by management and we believe is useful to investors in assessing the company’s capital. Ally’s preliminary Basel III Common Equity Tier 1 capital ratio, reflective of transition provisions, is 9.6%. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release for details and calculation methodology.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) excludes equity fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity, and (4) excludes significant discrete tax items that do not relate to the operating performance of the core businesses.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Insurance segment expense and rep and warrant expense. In the denominator, total net revenue is adjusted for Insurance segment revenue and Core OID. See Reconciliation to GAAP on page 8 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of deferred tax liabilities (DTLs) and (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered. In December 2017, tax-effected Core OID balance was adjusted from a statutory U.S. federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core OID balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in the future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Common Equity Tier 1 (CET1) Capital Fully Phased-In: Under the Basel III regulatory framework as adopted in the United States, banking organizations like the company are required to comply with a minimum ratio of common equity tier 1 capital to risk-weighted assets (CET1 Capital Ratio). Common equity tier 1 capital generally consists of common stock (plus any related surplus and net of any treasury stock), retained earnings, accumulated other comprehensive income, and minority interests in the common equity of consolidated subsidiaries, subject to specified conditions and adjustments. The obligation to comply with the minimum CET1 Capital Ratio is subject to ongoing transition periods and other provisions under Basel III. Management believes that both the transitional CET1 Capital Ratio and the fully phased-in CET1 Capital Ratio are helpful to readers in evaluating the company’s capital utilization and adequacy in absolute terms and relative to its peers. The fully phased-in CET1 Capital Ratio is a non-GAAP financial measure that is reconciled to the transitional CET1 Capital Ratio on page 7.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income attributable to common shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, significant discrete tax items, and tax-effected changes in equity investments measured at fair value. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) Amortization Expense is a non-GAAP financial measure for OID, primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID, primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)

In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity, and significant discrete tax items.

(2)	In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. The revenue and expense activity associated with Ally Invest is included within the Corporate and Other segment.

Net Financing Revenue (excluding OID) excludes Core OID.

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that tangible common equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core return on tangible common equity (Core ROTCE), tangible common equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

U.S. Consumer Auto Originations

New Retail – standard and subvented rate new vehicle loans	Used Retail – used vehicle loans
Growth – total originations from non-GM/Chrysler dealers and direct-to-consumer loans	Lease – new vehicle lease originations

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		3Q 19	2Q 19	3Q 18

GAAP Net Income Attributable to Common Shareholders		$381	$582	$374

Discontinued Operations, Net of Tax		-	2	-

Core OID		7	7	22

Change in Fair Value of Equity Securities		11	(2)	(6)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)		(4)	(1)	(3)

Significant Discrete Tax Items		-	(201)	-

Core Net Income Attributable to Common Shareholders	[a]	$396	$387	$386

Denominator

Weighted-Average Common Shares Outstanding - (Diluted, thousands)	[b]	392,604	399,916	424,784

Adjusted EPS	[a] ÷ [b]	$1.01	$0.97	$0.91

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		3Q 19	2Q 19	3Q 18

GAAP Net Income Attributable to Common Shareholders		$381	$582	$374

Discontinued Operations, Net of Tax		-	2	-

Core OID		7	7	22

Change in Fair Value of Equity Securities		(11)	(2)	(6)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)		(4)	(1)	(3)

Significant Discrete Tax Items		-	(201)	-

Core Net Income Attributable to Common Shareholders	[a]	$396	$387	$386

Denominator (2-period average, $ billions)

GAAP Shareholder’s Equity		$14.4	$14.0	$13.1

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(0.3)	(0.3)	(0.3)

Tangible Common Equity		$14.1	$13.7	$12.8

Core OID Balance		(1.1)	(1.1)	(1.1)

Net Deferred Tax Asset (DTA)		(0.1)	(0.1)	(0.4)

Normalized Common Equity	[b]	$12.9	$12.5	$11.2

Core Return on Tangible Common Equity	[a] ÷ [b]	12.3%	12.4%	13.7%

Adjusted Tangible Book Value per Share

Numerator ($ billions)		3Q 19	2Q 19	3Q 18

GAAP Common Shareholder’s Equity		$14.5	$14.3	$13.1

Goodwill and Identifiable Intangible Assets, Net of DTLs		(0.3)	(0.3)	(0.3)

Tangible Common Equity		14.2	14.0	12.8

Tax-effected Core OID Balance (21% starting in 4Q17)		(0.8)	(0.9)	(0.9)

Adjusted Tangible Book Value	[a]	$13.3	$13.2	$11.9

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	383,523	392,775	416,591

Metric

GAAP Common Shareholder’s Equity per Share		$37.7	$36.4	$31.4

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(0.7)	(0.7)	(0.7)

Tangible Common Equity per Share		$37.0	$35.7	$30.7

Tax-effected Core OID Balance (21% starting in 4Q17) per Share		(2.2)	(2.2)	(2.1)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$34.7	$33.6	$28.6

Regulatory Capital – Basel III transition to fully phased-in ($ billions)

Numerator		3Q 19	2Q 19	3Q 18

Common Equity Tier 1 Capital	[a]	$14.0	$13.9	$13.4

Denominator

Risk-weighted Assets (Transition)		$145.8	$145.9	$142.2

DTAs Arising from Temporary Differences that Could Not Be Realized Through NOL, Net of VA and Net of DTLs Phased-in During Transition		0.1	0.2	0.3

Risk-weighted Assets (Fully Phased-in)	[b]	$145.9	$146.0	$142.5

Metric

Common Equity Tier 1 (Transition)		9.6%	9.5%	9.4%

Common Equity Tier 1 (Fully Phased-in)	[a] ÷ [b]	9.6%	9.5%	9.4%

Original Issue Discount Amortization Expense ($ millions)		3Q 19	2Q 19	3Q 18

Core Original Issue Discount (Core OID) Amortization Expense (excl. accelerated OID)		$7	$7	$22

Other OID		3	3	4

GAAP Original Issue Discount Amortization Expense		$11	$10	$25

Outstanding Original Issue Discount Balance ($ millions)		3Q 19	2Q 19	3Q 18

Core Outstanding Original Issue Discount Balance (Core OID Balance)		$(1,071)	$(1,078)	$(1,115)

Other Outstanding OID Balance		(40)	(44)	(46)

GAAP Outstanding Original Issue Discount Balance		$(1,111)	$(1,122)	$(1,161)

Adjusted Efficiency Ratio

Numerator ($ millions)		3Q 19	2Q 19	3Q 18

GAAP Noninterest Expense		$838	$881	$807

Rep and Warrant Expense		(0)	(0)	(0)

Insurance Expense		(247)	(301)	(241)

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$591	$580	$566

Denominator ($ millions)

Total Net Revenue		$1,601	$1,552	$1,505

Core OID		7	7	22

Insurance Revenue		(303)	(301)	(296)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$1,305	$1,258	$1,231

Adjusted Efficiency Ratio	[a] ÷ [b]	45.3%	46.1%	46.0%

Net Financing Revenue (ex. Core OID)

($ millions)		3Q 19	2Q 19	3Q 18

GAAP Net Financing Revenue		$1,188	$1,157	$1,107

Core OID		7	7	22

Net Financing Revenue (ex. Core OID)	[a]	$1,195	$1,164	$1,129

Adjusted Other Revenue

($ millions)		3Q 19	2Q 19	3Q 18

GAAP Other Revenue		$413	$395	$398

Change in Fair Value of Equity Securities		11	(2)	(6)

Adjusted Other Revenue	[b]	$424	$393	$392

Adjusted Total Net Revenue

($ millions)		3Q 19	2Q 19	3Q 18

Adjusted Total Net Revenue	[a] + [b]	$1,620	$1,557	$1,521

Insurance Non-GAAP Walk to Core Pre-Tax Income

	3Q 2019					3Q 2018

($ millions) Insurance	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]

Premiums, Service Revenue Earned and Other	$283	$-	$-	$283	$260	$-	$-	$260

Losses and Loss Adjustment Expenses	74	-	-	74	77	-	-	77

Acquisition and Underwriting Expenses	173	-	-	173	164	-	-	164

Investment Income and Other	20	-	10	30	36	-	(7)	29

Pre-Tax Income from Continuing Operations	$56	$-	$10	$66	$55	$-	$(7)	$48

1Non-GAAP line items walk to Core pre-tax income, a non-GAAP financial measure that adjusts pre-tax income.

Additional Financial Information

For additional financial information, the third quarter 2019 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading digital financial-services company with $181.5 billion in assets as of September 30, 2019. As a customer-centric company with passionate customer service and innovative financial solutions, we are relentlessly focused on “Doing it Right” and being a trusted financial-services provider to our consumer, commercial, and corporate customers. We are one of the largest full-service automotive-finance operations in the country and offer a wide range of financial services and insurance products to automotive dealerships and consumers. Our award-winning online bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage-lending services and a variety of deposit and other banking products, including savings, money-market, and checking accounts, certificates of deposit (CDs), and individual retirement accounts (IRAs). Additionally, we offer securities-brokerage and investment-advisory services through Ally Invest. Our robust corporate finance business offers capital for equity sponsors and middle-market companies.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as statements about the outlook for various financial and operating metrics and statements about future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2018, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts.

Contacts:
Daniel Eller	Andrea Puchalsky
Ally Investor Relations	Ally Communications (Media)
704-444-5216	313-656-3798
daniel.eller@ally.com	andrea.puchalsky@ally.com